EXHIBIT 5.1
[OPINION OF MCBREEN & KOPKO]
January 12, 2018
Sonic Foundry, Inc.
222 West Washington Avenue
Madison, WI 53703
REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
Our opinion is furnished in connection with the Registration Statement under the Securities Act of 1933 on Form S-8 of 900,000, 50,000, and 50,000 shares of Common Stock, $0.01 par value, of Sonic Foundry, Inc. (the “Company”) offered to employees of the Company or its subsidiary pursuant to the 2009 Sonic Foundry, Inc. Stock Incentive Plan, the 2008 Non-employee Directors Stock Option Plan and the 2008 Employees Stock Purchase Plan, respectively (the “Plans”).
As your legal counsel, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and our examination of pertinent documents, that the 1,000,000 shares of common stock offered under the Plans, will, when paid for and issued, be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.
Sincerely,
MCBREEN & KOPKO, LLP
/s/ MCBREEN & KOPKO, LLP